Exhibit 99.1

Dollar General Reports Record Fourth Quarter and Full Year 2014 Financial Results

  Fourth Quarter Sales Increased 9.9%; Fourth Quarter Same-Store Sales Increased 4.9%
  Fourth Quarter EPS Increased 16% to $1.17
  Full Year Sales Increased 8%; Full Year Same-Store Sales Increased 2.8%
  Fiscal 2014 EPS of $3.49; Adjusted Fiscal 2014 EPS of $3.50
  Company Provides 2015 Financial Guidance and Accelerated Store Development Plans for 2016
  Company Guidance Assumes Share Repurchases of $1.3 Billion
  Initiates Regular Quarterly Cash Dividend of $0.22 per Share

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 12, 2015--Dollar General Corporation (NYSE: DG) today reported record sales, net income and earnings per share for its fiscal 2014 fourth quarter (13 weeks) and full year (52 weeks) ended January 30, 2015.

“In 2014, momentum built in our business as we moved through the year, marking our twenty-fifth year of consecutive same-store sales growth. We are pleased with our fourth quarter results which reflect accelerating same-store sales and we intend to capitalize on that momentum as we move into 2015,” said Rick Dreiling, chairman and CEO.

“As we look ahead, we have exciting operating plans that build on our competitive strengths. For 2015, we are forecasting a year of strong growth including a total sales increase of 8 to 9 percent, same-store sales growth of 3 to 3.5 percent and EPS growth of 10 to 13 percent over 2014 adjusted EPS. Given our strong return profile for new stores, we plan to accelerate our new store openings to approximately 7 percent square footage growth in 2016,” said Dreiling.

“The expanded capital return plan for shareholders we announced today is based on the confidence of the Dollar General Board of Directors in the Company’s long-term growth prospects, financial outlook and cash flow generation,” Dreiling continued. “This plan represents a balanced approach to our commitment to delivering increased value to our shareholders by investing in future growth and returning capital to our shareholders through share repurchases and dividends.”

Fiscal Fourth Quarter 2014 Highlights

The Company’s net income for the 2014 fourth quarter was $355 million, or diluted earnings per share (“EPS”) of $1.17, compared to net income of $322 million, or diluted EPS of $1.01, in the 2013 fourth quarter.

Net sales increased 9.9 percent to $4.94 billion in the 2014 fourth quarter compared to $4.49 billion in the 2013 fourth quarter. Same-store sales increased 4.9 percent, resulting from increases in both customer traffic and average transaction amount. Same-store sales increases were driven by strength across all categories with strong growth across candy and snacks, tobacco, perishables and health care.

The Company’s gross profit, as a percentage of sales, was 31.7 percent in the 2014 fourth quarter compared to 31.9 percent in the 2013 fourth quarter, a decrease of 23 basis points. The gross profit rate decrease in the 2014 fourth quarter as compared to the 2013 fourth quarter was impacted by increased sales of lower margin consumables, including tobacco products and perishables products. The slowdown of receipts of higher margin inventory as a result of the longshoreman labor dispute on the U.S. West Coast had an estimated $8.5 million impact ($0.02 per diluted share) on gross profit for the quarter and contributed to lower initial markups. The Company recorded a LIFO provision of approximately $1.1 million in the 2014 fourth quarter compared to a LIFO benefit of $4.5 million in the 2013 fourth quarter.

Selling, general and administrative expenses (“SG&A”) were $999 million, or 20.2 percent of sales, in the 2014 fourth quarter, compared to $897 million, or 20.0 percent of sales, in the 2013 fourth quarter, an increase of 27 basis points. This increase was primarily due to significantly higher incentive compensation expense, as our 2013 financial results did not satisfy certain performance requirements under the Company’s cash incentive compensation program. In addition, the 2014 results reflect increases in rent, as well as repairs and maintenance. The 2014 period included expenses of $6.1 million related to the attempted acquisition of Family Dollar Stores, Inc. (“FDO”). These items were offset by convenience fees charged to customers for cash back on debit card transactions, a reduction in workers’ compensation and general liability expenses, and retail labor expense, which increased at a rate lower than our increase in sales.

The effective income tax rate in the 2014 fourth quarter was 34.8 percent compared to 37.5 percent in the 2013 fourth quarter. The 2014 fourth quarter effective tax rate benefited by approximately $9.0 million, or $0.03 per share, from the retroactive (for employees hired on or after January 1, 2014) reenactment of the Work Opportunity Tax Credit (“WOTC”). The estimated amounts that would have been recorded in previous quarters, had WOTC been approved at the beginning of the year, were as follows: $2.7 million in the first quarter, $3.3 million in the second quarter and $3.0 million in the third quarter. The effective tax rate for the fourth quarter of 2014 also benefited from the change in deductibility of expenses incurred in prior quarters associated with the Company’s attempted acquisition of FDO.

Full Year 2014 Financial Results

Full year 2014 net sales increased 8.0 percent to $18.9 billion compared to net sales of $17.5 billion in 2013. Same-store sales increased 2.8 percent, including increases in both customer traffic and average transaction amount resulting from the refinement of the Company’s merchandise offerings, including tobacco products and perishables, and increased utilization of store square footage. In addition, both home and apparel categories contributed to same-store sales growth.

The Company’s gross profit rate was 30.7 percent of sales in 2014 compared to 31.1 percent in 2013, a decrease of 36 basis points. The majority of the gross profit rate decrease in 2014 as compared to 2013 was due to an increase in markdowns, primarily due to increased promotions. In addition, the ongoing trend of consumables comprising a larger portion of net sales, primarily as the result of increased sales of lower margin consumables including tobacco products and expanded perishables offerings, negatively affected the gross profit rate. The Company recorded a LIFO provision of $4.2 million in 2014 compared to a LIFO benefit of $11.0 million in 2013.

Full year SG&A was 21.3 percent of sales in 2014 compared to 21.1 percent in 2013, an increase of 19 basis points. The results reflect a significant increase in incentive compensation expense from 2013 to 2014, as the 2013 financial performance did not satisfy certain performance requirements under the Company’s cash incentive compensation program. In addition, the 2014 results reflect increases in rent and utilities. These items were offset by the effective management of retail labor expense, which increased at a rate lower than the increase in sales, the introduction of convenience fees charged to customers for cash back on debit card transactions and declines in workers’ compensation and general liability expenses. The 2014 results include expenses of $14.3 million related to the attempted acquisition of FDO. In addition, the 2013 results include expenses of $8.5 million for a legal settlement of a previously decertified collective action which did not recur in 2014.

Other (income) expense in 2013 includes pre-tax costs of $18.9 million resulting from the refinancing of the Company’s credit facilities in the 2013 first quarter.

The effective income tax rate for 2014 was 36.6 percent compared to 37.0 percent for 2013. The effective income tax rate decreased from 2013 due principally to the favorable resolution of state income tax examinations and other state income tax reserves, which increased by a lesser amount in 2014 compared to 2013.

The Company reported net income of $1.065 billion, or diluted EPS of $3.49, for fiscal year 2014 compared to net income of $1.025 billion, or diluted EPS of $3.17, for fiscal year 2013. Adjusted net income increased 3 percent to $1.069 billion in fiscal 2014 compared to adjusted net income of $1.037 billion in fiscal 2013. Adjusted EPS increased 9 percent to $3.50 in fiscal 2014 compared to adjusted EPS of $3.20 in fiscal 2013. Both adjusted net income and adjusted EPS are defined under “Non-GAAP Disclosure” below and are reconciled to the most directly comparable GAAP measure in the accompanying schedules.

Merchandise Inventories

As of January 30, 2015, total merchandise inventories, at cost, were $2.78 billion compared to $2.55 billion as of January 31, 2014, an increase of 9.0 percent in total and 2.9 percent on a per store basis.

Capital Expenditures

Significant components of property and equipment purchases in 2014 included the following approximate amounts: $127 million for improvements, upgrades, remodels and relocations of existing stores; $102 million for new leased stores; $64 million for distribution and transportation related projects; $38 million for stores built by the Company; and $35 million for information systems upgrades and technology-related projects. During 2014, the Company opened 700 new stores and remodeled or relocated 915 stores.

Share Repurchases

The Company repurchased $800 million, or 14.1 million shares, under its share repurchase program in 2014. Since December 2011, the Company has repurchased 44.5 million shares for a total cost of $2.3 billion. On March 10, 2015, the Company's Board of Directors authorized an additional $1.0 billion for share repurchases, increasing the total remaining authorization for future repurchases to over $1.2 billion. The authorization has no expiration date.

Dividend Initiation

On March 10, 2015, the Board of Directors approved the initiation of a regular quarterly cash dividend to shareholders. The first quarter dividend of $0.22 per share will be payable on April 22, 2015 to shareholders of record of the Company’s common stock on April 8, 2015. While the Board of Directors intends to continue regular quarterly cash dividends, the declaration and payment of future cash dividends are subject to the Board’s discretion.

Financial Outlook

For the 2015 fiscal year, the Company expects total sales to increase 8 to 9 percent over the 2014 fiscal year. Same-store sales are expected to increase 3 to 3.5 percent. Operating profit for 2015 is expected to increase 7 to 9 percent over the 2014 adjusted operating profit.

The Company expects full year interest expense to be approximately $90 million. The full year 2015 effective tax rate of approximately 37 to 38 percent assumes the reenactment of the WOTC, consistent with 2014.

Diluted EPS for the fiscal year is expected to be approximately $3.85 to $3.95, based on approximately 295 million weighted average diluted shares, assuming share repurchases of approximately $1.3 billion.

Capital expenditures are expected to be in the range of $500 million to $550 million in 2015. The Company plans to open approximately 730 new stores in 2015, or 6 percent square footage growth, and relocate or remodel 875 stores. Given the Company’s strong new store returns that have been consistently proven over the last six years, Dollar General plans to accelerate new store openings to 7 percent square footage growth in 2016.

Conference Call Information

The Company will hold a conference call on Thursday, March 12, 2015 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer; Todd Vasos, chief operating officer; and David Tehle, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 38432761. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, March 26, 2015, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 38432761.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted EPS. Adjusted net income is defined as net income excluding specifically identified expenses below and related tax effects. The Company believes that providing comparisons to net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s performance across periods. Adjustments to net income and EPS in 2014 include expenses of $14.3 million incurred in connection with the Company’s attempted acquisition of FDO and the related income tax effect of $5.6 million, as well as a previously disclosed income tax benefit of $4.7 million from the reversal of income tax reserves established in 2009.

Adjustments to net income and EPS in 2013 included $8.5 million resulting from a legal settlement, $1.0 million relating to the acceleration of equity-based compensation and expenses relating to secondary offerings of the Company’s common stock, and $18.9 million of debt refinancing costs, with each of these adjusted for the impact of income taxes, as well as an income tax benefit of $6.0 million, or approximately $0.02 per share, resulting from the reversal of income tax reserves that were established in 2009.

Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, earnings per diluted share, or any other performance measures determined in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Dividend Initiation” and “Fiscal 2015 Financial Outlook” as well as other statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Dreiling. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, healthcare, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or our failure to sustain our reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;
  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;
  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;
  the Company’s debt levels and restrictions in its debt agreements;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,789 stores in 40 states as of January 30, 2015, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	January 30	January 31
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$579,823	$505,566
Merchandise inventories	2,782,521	2,552,993
Prepaid expenses and other current assets	170,265	147,048
Total current assets	3,532,609	3,205,607
Net property and equipment	2,116,075	2,080,305
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,201,870	1,207,645
Other assets, net	34,961	35,378
Total assets	$11,224,104	$10,867,524

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$101,158	$75,966
Accounts payable	1,388,154	1,286,484
Accrued expenses and other	413,760	368,578
Income taxes payable	59,400	59,148
Deferred income taxes	25,268	21,795
Total current liabilities	1,987,740	1,811,971
Long-term obligations	2,639,427	2,742,788
Deferred income taxes	601,590	614,026
Other liabilities	285,309	296,546
Total liabilities	5,514,066	5,465,331

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	265,514	277,424
Additional paid-in capital	3,048,806	3,009,226
Retained earnings	2,403,045	2,125,453
Accumulated other comprehensive loss	(7,327)	(9,910)
Total shareholders' equity	5,710,038	5,402,193
Total liabilities and shareholders' equity	$11,224,104	$10,867,524

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	January 30	% of Net	January 31	% of Net
	2015	Sales	2014	Sales
Net sales	$4,939,059	100.00%	$4,493,945	100.00%
Cost of goods sold	3,373,620	68.30	3,059,134	68.07
Gross profit	1,565,439	31.70	1,434,811	31.93
Selling, general and administrative expenses	998,723	20.22	896,689	19.95
Operating profit	566,716	11.47	538,122	11.97
Interest expense	21,532	0.44	22,313	0.50
Income before income taxes	545,184	11.04	515,809	11.48
Income tax expense	189,813	3.84	193,636	4.31
Net income	$355,371	7.20%	$322,173	7.17%

Earnings per share:
Basic	$1.17		$1.01
Diluted	$1.17		$1.01
Weighted average shares outstanding:
Basic	303,108		318,090
Diluted	304,435		319,104

	For the 52 Weeks Ended
	January 30	% of Net	January 31	% of Net
	2015	Sales	2014	Sales
Net sales	$18,909,588	100.00%	$17,504,167	100.00%
Cost of goods sold	13,107,081	69.31	12,068,425	68.95
Gross profit	5,802,507	30.69	5,435,742	31.05
Selling, general and administrative expenses	4,033,414	21.33	3,699,557	21.14
Operating profit	1,769,093	9.36	1,736,185	9.92
Interest expense	88,232	0.47	88,984	0.51
Other (income) expense	-	-	18,871	0.11
Income before income taxes	1,680,861	8.89	1,628,330	9.30
Income tax expense	615,516	3.26	603,214	3.45
Net income	$1,065,345	5.63%	$1,025,116	5.86%

Earnings per share:
Basic	$3.50		$3.17
Diluted	$3.49		$3.17
Weighted average shares outstanding:
Basic	304,633		322,886
Diluted	305,681		323,854

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the 52 Weeks Ended
	January 30	January 31
	2015	2014
Cash flows from operating activities:
Net income	$1,065,345	$1,025,116
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	342,353	332,837
Deferred income taxes	(17,734)	(36,851)
Tax benefit of share-based awards	(12,147)	(30,990)
Loss on debt retirement, net	-	18,871
Noncash share-based compensation	37,338	20,961
Other noncash (gains) and losses	8,551	(12,747)
Change in operating assets and liabilities:
Merchandise inventories	(233,559)	(144,943)
Prepaid expenses and other current assets	(25,048)	(4,947)
Accounts payable	97,166	36,942
Accrued expenses and other liabilities	41,635	16,265
Income taxes	12,399	(5,249)
Other	(1,555)	(2,200)
Net cash provided by (used in) operating activities	1,314,744	1,213,065

Cash flows from investing activities:
Purchases of property and equipment	(373,967)	(538,444)
Proceeds from sales of property and equipment	2,268	288,466
Net cash provided by (used in) investing activities	(371,699)	(249,978)

Cash flows from financing activities:
Issuance of long-term obligations	-	2,297,177
Repayments of long-term obligations	(78,467)	(2,119,991)
Borrowings under revolving credit facilities	1,023,000	1,172,900
Repayments of borrowings under revolving credit facilities	(1,023,000)	(1,303,800)
Debt issuance costs	-	(15,996)
Payments for cash flow hedge related to debt issuance	-	(13,217)
Repurchases of common stock	(800,095)	(620,052)
Other equity transactions, net of employee taxes paid	(2,373)	(26,341)
Tax benefit of share-based awards	12,147	30,990
Net cash provided by (used in) financing activities	(868,788)	(598,330)

Net increase (decrease) in cash and cash equivalents	74,257	364,757
Cash and cash equivalents, beginning of period	505,566	140,809
Cash and cash equivalents, end of period	$579,823	$505,566

Supplemental cash flow information:
Cash paid for:
Interest	$82,447	$73,464
Income taxes	$631,483	$646,811
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment,included in Accounts payable	$31,586	$27,082

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	January 30	January 31
	2015	2014	% Change
Consumables	$3,654,405	$3,302,297	10.7%
Seasonal	685,342	648,551	5.7%
Home products	337,470	307,662	9.7%
Apparel	261,842	235,435	11.2%
Net sales	$4,939,059	$4,493,945	9.9%

	For the 52 Weeks Ended
	January 30	January 31
	2015	2014	% Change
Consumables	$14,321,080	$13,161,825	8.8%
Seasonal	2,344,993	2,259,516	3.8%
Home products	1,205,373	1,115,648	8.0%
Apparel	1,038,142	967,178	7.3%
Net sales	$18,909,588	$17,504,167	8.0%

Store Activity

		For the 52 Weeks Ended
		January 30	January 31
		2015	2014

Beginning store count		11,132	10,506
New store openings		700	650
Store closings		(43)	(24)
Net new stores		657	626
Ending store count		11,789	11,132
Total selling square footage (000's)		87,205	82,012
Growth rate (square footage)		6.3%	6.6%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Profit, Adjusted Net Income, and
Adjusted Diluted Earnings Per Share

(in millions, except per share amounts)

	For the 52 Weeks Ended
	January 30	January 31
	2015	2014

Operating profit	$1,769.1	$1,736.2
Attempted acquisition-related expenses	14.3	-
Litigation settlement	-	8.5
Secondary offering expenses	-	0.5
Acceleration of equity-based compensation	-	0.5
Adjusted operating profit (1)	$1,783.4	$1,745.7

Net income	$1,065.3	$1,025.1
Attempted acquisition-related expenses	14.3	-
Litigation settlement	-	8.5
Secondary offering expenses	-	0.5
Acceleration of equity-based compensation	-	0.5
Debt refinancing costs	-	18.9
Income tax effect of adjustments	(5.6)	(10.9)
Reversal of tax reserves created in 2009	(4.7)	(6.0)
Net adjustments	4.0	11.5
Adjusted net income	$1,069.3	$1,036.6

Diluted earnings per share:
As reported	$3.49	$3.17
Adjusted	$3.50	$3.20

Weighted average diluted shares outstanding:	305.7	323.9

(1)	Adjusted operating profit is presented solely for providing a base for calculation of 2015 operating profit percentage growth.

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210